Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America

Reports First Quarter Results

Minneapolis, MN—April 28, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported that revenues rose 16% to $11,597,000 in the first quarter of 2004 ended April 3, from $10,026,000 in the year-earlier period.  The net loss for the quarter was $732,000 or $0.31 per share, down from the loss of $816,000 or $0.35 per share in the first quarter of 2003.

Same-store sales of the seven ApplianceSmart factory outlets open during the complete first quarters of 2004 and 2003 rose 9%, which ARCA considers a solid performance during the seasonally weakest period of the year for appliance sales.  Total retail sales of all nine ApplianceSmart outlets rose 12% on a year-over-year basis.  Recycling revenues generated by the California statewide residential energy conservation program increased 21% in the first quarter, but were below planned levels due to the delayed launch of advertising in support of this program.  This advertising campaign commenced in March.

As previously reported, ARCA signed a contract with Southern California Edison Company in January 2004 to handle appliance recycling operations under California’s Statewide Residential Appliance Recycling Program for the years 2004 and 2005.  ARCA expects to recycle approximately 70,000 old but working major household appliances during each year of the two-year contract.  Annual recycling volumes under this contract would be approximately twice the level handled in 2003.  In March 2004, ARCA also was awarded a one-year contract with San Diego Gas & Electric to recycle approximately 7,000 appliances in support of its residential energy conservation program in its service territory.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We believe that ARCA’s performance will continue to strengthen in coming quarters.  ApplianceSmart is benefiting from the improved performance of its Ohio outlets, following the restructuring of that operation last year.  In addition, the early results from our new Atlanta factory outlet, Refrigerator Liquidators by ApplianceSmart, have been very encouraging even though advertising programs have not yet started.  The grand opening of this 30,000-square-foot factory outlet, which sells primarily special-buy refrigerators, is planned for June.  Our future results are also expected to benefit from increased recycling volumes under California’s statewide program now that advertising has started.  We also are continuing to focus on aggressive cost control throughout all levels of this organization.  Given these factors, we believe there is reason for optimism as we look ahead to the balance of 2004.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of April 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

First Quarter 2004 Results

(000’s omitted except for share amounts)

(Unaudited)

	Three months ended
	April 3 2004	March 29 2003
Revenues
Retail	$9,734	$8,628
Recycling	1,595	1,315
Byproduct	268	83
Total revenues	$11,597	$10,026

Cost of revenues	8,460	7,596

Gross profit	$3,137	$2,430

Selling, General & Administrative Expenses	3,675	3,508
Operating income (loss)	$(538)	$(1,078)

Other Income (Expense)
Other income (expense)	(8)	10
Interest expense	(186)	(169)

Income (loss) before provision for income taxes	$(732)	$(1,237)

Provision (Benefit) for Income Taxes	0	(421)

Net Income (Loss)	$(732)	$(816)

Basic Income (Loss) per Common Share	(0.31)	(0.35)

Diluted Income (Loss) per Common Share	(0.31)	(0.35)

Basic Weighted Average No. of Common Shares Outstanding	2,398	2,335

Diluted Weighted Average No. of Common Shares Outstanding	2,398	2,335